Exhibit 99.1


                      [ALL STAR GAS CORPORATION LOGO]

              ALL STAR GAS CORPORATION PROPOSES RESTRUCTURING

 NEW YORK, MAY 16, 1999 - In a meeting with noteholders today, All Star Gas Corporation initiated discussions to exchange $127,200,000 of its 12-7/8% senior secured notes for $70 million of new 10% senior secured notes, 30% of the company's equity and a cash payment of $4.5 million. During the meeting, Paul S. Lindsey, All Star Gas' Chairman and Chief Executive Officer, stated that "The Company's capital structure is inconsistent with the Company's sensitivity to volatile weather conditions. The goal of the restructuring is to provide the Company with flexibility in the event of continuing warmer than normal winters and with the appropriate capital structure for financial stability and continued growth. Ideally, the restructuring will provide holders of the 12-7/8% senior secured notes with value consistent with their original investment in the company along with the opportunity for future appreciation." Mr. Lindsey concluded his comments by inviting the noteholders to form a committee to negotiate a restructuring with the Company.

 The Company stated that it would continue to explore all avenues to consummate a restructuring that is in the best interest of the Company, its creditors and its equity holders and would ideally seek to do so on a consensual basis. The Company has retained PaineWebber Incorporated to explore strategic alternatives.

 The Company also stated that for the fiscal year ending June 30, 1999, it expects to sell approximately 93 million gallons of propane at a projected margin averaging 42 cents per gallon, and to generate earnings before interest, taxes, depreciation and amortization of $14.5 million.

 J. Marty Trickett, the Company's Chief Operating Officer, stated that during four of the preceding five winters, the Company has experienced warmer than normal weather conditions, and that with normal weather conditions, the Company believes it would have been able to sell in excess of 100 million gallons of propane and generate an EBITDA of approximately $19 million in the current year.

 This Press Release includes "forward-looking statements," within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Investors and prospective investors should read this Press Release in conjunction with the Company's Forms 10-K and 10-Q which include additional information that could affect the Company's financial results.

 For additional information contact:  Valeria Schall
                                      All Star Gas Corporation
                                      (417) 532-3103




                          All Star Gas Corporation
                            Post Office Box 303
                         119 West Commercial Street
                          Lebanon, Missouri 65536
                    Phone 417-532-3103 Fax 417-532-9827